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                                                                    EXHIBIT 10.1

April 14, 2003

Re: Amendments to the Preferred Supplier Agreement Dated March 22, 2000 between Grant Prideco and Weatherford International, Inc. (the "Agreement").

Mr. Burt Martin
Weatherford International, Inc.

Dear Burt:

         Grant Prideco and Weatherford have agreed to mutually extend the term of the above referenced agreement by amending the dates referenced in Section 4.1(a) and 4.1(b) of the Agreement from March 31, 2003 to March 31, 2005.

         In addition, we have agreed that the amount of the product purchase credit referenced in Section 6.6 of the Agreement shall be amended so that it shall be $10.0 million effective as of the date of this letter agreement (after providing applicable credit for any pending orders (even if not delivered) or invoices not yet paid).

         All other provisions of the Agreement shall remain the same.

         If you are in agreement with the amendments to the Agreement, please acknowledge below on behalf of Weatherford.

                                   Sincerely,

                                   /s/ Philip A. Choyce
                                   --------------------------------------------
                                   Vice President and General Counsel


Agreed and Acknowledged to be effective as of April 14, 2003

Weatherford International, Inc.

By:    /s/ Burt M. Martin
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Name:  Burt M. Martin
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Title: Sr. Vice President
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